As filed with the Securities and Exchange Commission
                                                           on February 11, 2002
Registration No. 333-___

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                       BALTIMORE GAS AND ELECTRIC COMPANY
              (Exact name of registrant as specified in its charter)
    Maryland                         221100                        52-0280210
   (State or                   (Primary Standard               (I.R.S. Employer
other jurisdiction                 Industrial                   Identification
of incorporation                  Classification                      Number)
or organization)                  Code Number)
                               ----------------
                       Baltimore Gas and Electric Company
                             39 W. Lexington Street
                               Baltimore, MD 21201
                                 (410) 234-5000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                 E. Follin Smith
                             Chief Financial Officer
                       Baltimore Gas and Electric Company
                         250 W. Pratt Street, 20th Floor
                               Baltimore, MD 21201
                                 (410) 783-3013
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                               ----------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                     Proposed     Proposed     Maximum        Amount of
Title of              Amount       Maxium     Aggregate     Registration
Each Class of         to be       Offering    Offering          Fee
Securities          Registered    Price per     Price
to be Registered                  Unit(1)(2)    (1)(2)
--------------------------------------------------------------------------------
5.25% Notes Due
December 15, 2006 $300,000,000      100%    $300,000,000       $27,600
________________________________________________________________________________

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of December 11, 2001, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The registrant may not sell or issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities, and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.

                Subject to Completion--Dated February 11, 2002

                                              Baltimore Gas and Electric Company
                                                          39 W. Lexington Street
                                                      Baltimore, Maryland  21201
                                                                  (410) 234-5000
[COMPANY LOGO]
                  -------------------------------------------------
                           P R O S P E C T U S
                  -------------------------------------------------

                                  $300,000,000

                       Baltimore Gas and Electric Company

              Offer To Exchange 5.25% Notes Due December 15, 2006,
              Which Have Been Registered Under the Securities Act,
           For Any And All Outstanding 5.25% Notes Due December 15, 2006


This prospectus and the accompanying letter of transmittal relate to our offering to exchange our registered 5.25% notes, which we refer to as the exchange notes, for all of our outstanding unregistered 5.25% notes, which we refer to as the outstanding notes. We refer to the exchange notes and the outstanding notes collectively as the "Notes." The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable. The Notes are unsecured and rank equally with all of our other unsecured indebtedness.


                          Material Terms of the Exchange Offer

oThe exchange offer will expire at 5:00 p.m.,  oThe exchange of notes should not
New York City time, on _______, 2002,          be a taxable exchange for U.S.
unless estended.  In any event, the            federal income tax purposes.
exchange offer will be open for at least
30 days.

oAll outstanding notes that are validly       oWe will not receive any proceeds
 tendered and not withdrawn will be exchanged. from the exchange offer.
oYou may withdraw tenders of outstandings     oThe exchange offer is subject to
 notes at any time before the expiration       customary conditions.
 of the exchange offer.
oYou may only tender the outstanding notes    oIf you fail to tender your
 in denominations of $1,000 and integral       outstanding notes, you will
 multiples of $1,000.                          continue to hold unregistered
                                               securities and your ability to
                                               transfer them could be adverley
                                               affected.

         Please see "Risk Factors" beginning on page 7 for a discussion of factors that you should consider in connection with the exchange offer.

         Each broker-dealer that receives exchange notes pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. If the broker-dealer acquired the outstanding notes as a result of market making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.
         We are not making this exchange offer in any state or jurisdiction where it is not permitted.
         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The  date of this  prospectus  is  ___________, 2002.

                                TABLE OF CONTENTS
                                                                            Page

Incorporation of Documents by Reference........................................i
Where You Can Get More Information............................................ii
Cautionary Note Regarding Forward-Looking Statements..........................ii
Prospectus Summary.............................................................1
Summary of the Exchange Offer..................................................2
Summary of the Terms of the Exchange Notes.....................................5
Ratio of Earnings to Fixed Charges.............................................6
Risk Factors...................................................................7
Use of Proceeds................................................................9
Selected Consolidated Financial Data...........................................9
The Exchange Offer............................................................10
Description of the Exchange Notes.............................................18
Plan of Distribution..........................................................27
Legal Matters.................................................................28
Experts.......................................................................28


                     INCORPORATION OF DOCUMENTS BY REFERENCE

 .........BGE  incorporates  by  reference  the  documents  listed and any future filings it makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering.

         o BGE's Annual Report on Form 10-K for the year ended December 31, 2000. o BGE's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and
                 September 30, 2001.
         o BGE's Reports on Form 8-K filed August 24, 2001, October 30, 2001, January 30, 2002 and January 31, 2002.
         o BGE's Reports on Form 11-K filed June 28, 2001.

         The SEC allows us also to incorporate by reference other important business and financial information that is not presented on or delivered with this prospectus. Documents relating to this information, excluding exhibits to those documents unless these are specifically incorporated by reference in this prospectus, are available without charge upon request. The information incorporated by reference is an important part of this prospectus, and information that BGE files with the SEC in the future will automatically update and supersede this information.

         You may request a copy of these documents and filings at no cost, by writing or contacting BGE at the following address:

         Shareholder Services
         Baltimore Gas and Electric Company
         39 W. Lexington Street
         Baltimore, Maryland 21201
         410-783-5920

         In order to obtain delivery of these documents, holders of the outstanding notes must request this information no later than ___________, 2002 (five business days before the expiration date of the exchange offer).

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), for the exchange notes. This prospectus does not include all of the information included in the registration statement. The registration statement includes exhibits containing documents and information about us that you may find important. You should read these exhibits for a more complete understanding of the document or the matter involved. We are also subject to the informational requirements of the Exchange Act and in accordance therewith we file reports and other information with the SEC under File No. 1-1910. The registration statement, reports, information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the SEC's web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings may also be obtained from the website of Constellation Energy Group, Inc. at http://www.constellationergy.com; however, the information contained on Constellation Energy's website is not incorporated by reference into this prospectus.

         Copies of the Indenture under which the Notes will be issued are available at the offices of the exchange agent for the Notes.

         You should rely only on the information contained in this prospectus. BGE has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. BGE is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus that are considered forward looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. In addition to the risk factors described under the heading "Risk Factors," these risks, uncertainties, and factors include, but are not limited to:

         o The timing and extent of changes in commodity prices for energy including coal, natural gas, oil, and electricity.

         o The conditions of the capital markets generally, which are affected by interest rates and general economic conditions, as well as BGE's ability to maintain its current debt ratings.

         o The effectiveness of BGE's risk management policies and procedures and the ability of our counterparties to satisfy their financial commitments.

         o Operational factors affecting BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unavailability of gas transportation or electric transmission services, workforce issues, terrorism and other events beyond our control.

         o The inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period.

         o The effect of weather and general economic and business conditions on energy supply, demand and prices.

         o Regulatory or legislative developments that affect demand for energy, or increase costs, including costs related to safety or environmental compliance.

         o Cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities or the outcome of pending appeals regarding the Maryland Public Service Commission's orders on electric deregulation and the transfer of BGE's generation assets to affiliates.

         These factors and the other risk factors discussed in this prospectus are not necessarily all of the important factors that could cause BGE's actual results to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on BGE's future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. BGE does not have and does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributable to BGE or persons acting on behalf of BGE are expressly qualified in their entirety by the factors discussed above. BGE cannot assure you that projected results or events will be achieved.

                              PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information that is contained elsewhere in this prospectus, and other documents to which we refer. You should carefully read this prospectus and the letter of transmittal in their entirety, particularly the section entitled "Risk Factors" and the financial statements and the related notes to those statements before making an investment decision. The terms "BGE", "we", "our", and "us" as used in this prospectus refer to BGE and its subsidiaries as a combined entity except where it is clear that the terms mean only BGE. The term "exchange notes" refers to the 5.25% Notes due December 15, 2006 being offered by BGE in this exchange offer. The term "outstanding notes" refers to BGE's currently outstanding 5.25% Notes due December 15, 2006 that were issued on December 11, 2001 and may be exchanged for the exchange notes. The term "Notes" refers to the outstanding notes and the exchange notes, collectively. The term "Indenture" refers to the Indenture that applies to both the outstanding notes and the exchange notes.

The Company

         BGE, a wholly-owned subsidiary of Constellation Energy Group, Inc., or Constellation Energy, is a regulated electric and gas public utility company transmitting and distributing electricity throughout a 2,300-square-mile service territory and distributing natural gas throughout a 600-square-mile service territory in Central Maryland.

         Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland Public Service Commission order (Restructuring Order) that resolved major issues surrounding electric restructuring, please refer to our Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information."

         As part of the implementation of electric customer choice and competition in Maryland, our generating assets were deregulated. As a result, on July 1, 2000, we transferred, at book value, all of our nuclear and fossil generating assets and related liabilities, including partial ownership in two coal plants and a hydroelectric plant located in Pennsylvania to Constellation Energy subsidiaries. All of these assets were transferred subject to the lien of BGE's mortgage. In total, these generating assets represent 6,240 megawatts of generation capacity with a total net book value at June 30, 2000 of approximately $2.4 billion. The electric generation portion of our business represented about one-half of our operating income. In addition, on July 1, 2000 the electric fuel rate was discontinued. The electric fuel rate allowed BGE to pass on to ratepayers its actual cost of fuel.

         BGE also transferred to Constellation Energy subsidiaries approximately $278 million of its tax exempt debt related to the transferred assets, along with equity associated with the generating assets. BGE remains primarily liable for repayment of this tax exempt debt if the subsidiaries fail to pay. BGE's fossil fuel and nuclear fuel inventories, materials and supplies, and certain power purchase contracts were also transferred. In addition, BGE received from one of Constellation Energy's subsidiaries $366 million in unsecured promissory notes. All of the unsecured promissory notes have been paid and the proceeds were used exclusively to redeem long-term debt of BGE.

         Under the Restructuring Order, BGE provides electricity (standard offer service) to customers at fixed rates over various time periods until June 30, 2006, if customers do not choose an alternate supplier. Constellation Power Source, Inc., a Constellation Energy subsidiary, provides BGE with the energy and capacity required to meet all of its standard offer service obligations at fixed prices through June 30, 2003. Between July 1, 2003 and June 30, 2006,
Constellation Power Source, Inc. has contracted to provide BGE with 90%, and
Allegheny Energy Supply Company has contracted to provide BGE with 10% of its standard offer service obligations.

         Effective July 1, 2000, BGE also reduced residential base rates by approximately 6.5% on average, about $54 million a year through July 2006.

         On October 26, 2001, Constellation Energy announced that it had cancelled prior plans to separate BGE and other retail energy businesses from the wholesale merchant generation business and had decided to remain a single company. For more information on the cancellation of the separation plan, please refer to our Report on Form 8-K filed October 30, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. See "Where You Can Find More Information."

         We terminated our contract for sale of gas to Enron's affiliates prior to Enron Corporation's bankruptcy filing, and therefore, have no material financial exposure to Enron.

Address and Telephone Number

         BGE is a corporation organized under the laws of the State of Maryland. BGE's mailing address is 39 W. Lexington Street, Baltimore, MD 21201, and telephone number is (410) 234-5000.


                          SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer..........................
          BGE is offering to exchange in denominations of $1,000 and integral multiples thereof, principal amount of its exchange notes, which have been registered under the Securities Act, for each denomination of $1,000 and integral multiples thereof, principal amount of its unregistered outstanding notes. BGE issued the outstanding notes on December 11, 2001 in a private offering.

          In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. BGE will issue the exchange notes on or promptly after the expiration of the exchange offer.

          Outstanding notes may be tendered for exchange in whole or in part in denominations of $1,000 and integral multiples thereof.

Registration Rights Agreement...............
          BGE sold the outstanding notes on December 11, 2001 to a group of initial purchasers consisting of Lehman Brothers Inc., Banc of America Securities LLC, BNY Capital Markets, Inc., Salomon Smith Barney Inc., Scotia Capital (USA) Inc., and SunTrust Capital Markets, Inc. Simultaneously with that sale, BGE signed a registration rights agreement (the "Registration Rights Agreement") relating to the outstanding notes with these initial purchasers which requires BGE to conduct this exchange offer.


          You have the right under the Registration Rights Agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy this right. Except in limited circumstances, after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.


          For a description of the procedures for tendering outstanding notes, see "The Exchange Offer-- Procedures for Tendering Outstanding Notes."

Consequences of Failure to
Exchange Your Outstanding Notes.............
          If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. BGE does not plan to register the outstanding notes under the Securities Act. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Expiration Date.............................
          The exchange offer will expire at 5:00 p.m., New York City time, on_______________ , 2002. This will be the expiration date unless extended by BGE. If BGE does extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. In any event, the exchange offer will be open for at least 30 days. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Conditions to the Exchange Offer ...........
          The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. For additional information, see "The Exchange Offer - Conditions to the Exchange Offer."


Procedures for Tendering
Outstanding Notes ..................
If you are a holder of notes who wishes to accept the exchange offer, you must:

  - complete and sign the accompanying letter of transmittal according to the instructions contained in the letter of transmittal; and

  - forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such outstanding notes.

          If you hold outstanding notes through the Depository Trust Company and wish to accept the exchange offer, you must do so through the Depository Trust Company's Automated Tender Offer Program, pursuant to which you will agree to be bound by the letter of transmittal. See "The Exchange Offer--Procedures for Tendering Outstanding Notes."

          By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to BGE, as described under the "The Exchange Offer--Purpose and Effect of the Exchange Offer."

          Please do not send your letter of transmittal or certificates representing your outstanding notes to BGE. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer--Exchange Agent."


Special Procedures for
Beneficial ................................
               Owners If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, BGE urges you to contact such person promptly if you wish to tender your outstanding notes. See "The Exchange Offer--Procedures for Tendering Outstanding Notes."

Withdrawal Rights...........................
               You may withdraw the tender of your outstanding notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading "The Exchange Offer--Withdrawal Rights."

Resales of Exchange Notes...................
               BGE believes that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

               - you are acquiring the exchange notes in the ordinary course of your business;

               -  you  are  not  participating,   and  have  no  arrangement  or
               understanding with any person to participate, in the distribution of the exchange notes; and

               - you are not an affiliate of BGE.


                    BGE's belief is based on interpretations by the Staff of the SEC, set forth in certain no-action letters including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993). The Staff of the SEC has not considered this exchange offer in the context of a no-action letter, and BGE cannot assure you that the Staff of the SEC would make a similar determination with respect to this exchange offer. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" for additional representations that are required.


                    If BGE's belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act.

                    BGE does not and will not assume, or indemnify you against, such liability. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See "Plan of Distribution."

Exchange Agent..............................
                    The exchange agent for the exchange offer for the outstanding notes is The Bank of New York. The address and the telephone and facsimile numbers of the exchange agent are shown in "The Exchange Offer--Exchange Agent" section of this prospectus and in the letter of transmittal.


Use of Proceeds............................
                    BGE will not receive any cash proceeds from the issuance of the exchange notes offered hereby. See "Use of Proceeds."

United States Federal
Income Tax Consequences.....................
                    We believe your acceptance of the exchange offer and the related exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss as a result of the exchange. See "The Exchange Offer--United States Federal Income Tax Consequences."

         See  "The  Exchange  Offer"  section  for  more  detailed   information
concerning the exchange offer.


                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES


         The exchange offer relates to the exchange of up to $300 million principal amount of exchange notes for up to an equal principal amount of outstanding notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to any registration rights under the Securities Act. The exchange notes will evidence the same debt as the outstanding notes (which they replace). The outstanding notes and the exchange notes are governed by the same Indenture.


Issuer......................................Baltimore Gas and Electric Company.

Total Amount of Exchange
  Notes Offered............................
                    $300 million in total principal amount of 5.25% Notes due December 15, 2006.

Maturity....................................
                    December 15, 2006.

Interest Payment Dates......................
                    June 15 and December 15, beginning on June 15, 2002.


Ranking.....................................
                    The Notes will rank equally with all of BGE's other unsecured and unsubordinated debt. The Indenture does not limit the amount of debt BGE may incur. The exchange notes will be subordinated to our outstanding secured debt. As of the date of this prospectus, BGE had approximately $1.1 billion of unsecured and unsubordinated debt outstanding and approximately $1.0 billion of secured debt outstanding. See "Description of the Exchange Notes--Ranking."

Optional Redemption.........................
                    We may redeem all or part of the Notes at any time at a redemption price equal to the principal amount of the Notes to be redeemed and a make-whole premium, together with accrued interest on such Notes to the redemption date. The redemption provisions are more fully described in this prospectus under "Description of the Exchange Notes--Optional Redemption".


Transfer Restrictions.......................
                    Once registration of the exchange notes is effective, the exchange notes generally will be freely transferable. See "Description of the Exchange Notes--Exchange Offer and Registration Rights."


Use of Proceeds ............................
                    BGE will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds."

              See "Risk Factors" for a discussion of factors that you should consider carefully before tendering any outstanding notes for exchange notes.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for BGE are set forth below for the nine months ended September 30, 2001 and for each year in the five-year period ended December 31, 2000.


    Nine                       Twelve Months Ended
 Months Ended
September 30,                      December 31,
    2001        2000         1999            1998          1997           1996
    ----        ----         ----            ----          ----           ----

    2.31        2.27         3.45            2.94            2.78          3.10


-------------------------------------------------------------------------------

For additional information, please see our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See "Where You Can Find More Information.".

                                  RISK FACTORS

         You should consider carefully the following risk factors, as well as all other information contained in this prospectus, before deciding whether to tender your outstanding notes for exchange notes pursuant to the exchange offer.

Risks Related to BGE's Business

         As a result of deregulation, BGE's revenues may decline.

         Under deregulation, until our customers choose an alternate supplier for electricity, we will continue to provide electricity to them under our standard offer service. Once customers begin to choose alternate suppliers, our revenues from the sale of electricity will decline; however, the cost to BGE of procuring the electricity will also decline. Therefore, at some point in the future, our revenues will come primarily from the delivery service we provide to our gas and electric customers. No assurance can be given as to the amount of revenues we will earn in the future, which will be affected by the electric rate freeze discussed below and also by the same primary influences that affect our revenues today:

         o the rates approved by the Maryland Public Service Commission that we are allowed to charge our customers for the services we provide;

         o  the weather;

         o  the number of customers;

         o  the amount of electricity and gas each customer uses; and

         o  competition.

         BGE may not be able to recover increased operating costs through a rate increase due to frozen electric base rates to customers.

         BGE is required to offer electricity to its residential customers at frozen rates through June 30, 2006 and to commercial and industrial customers through June 30, 2004. It is possible that BGE will experience an increase in its costs, including operating and maintenance costs, transmission costs or energy supply costs during this period. Increased costs could result from events such as (1) the occurrence of a catastrophic storm or terrorist act which causes damage to BGE's systems in an amount that exceeds the amounts covered by insurance or (2) defaults by BGE's energy suppliers. Although BGE may, under certain circumstances, apply for recovery of costs resulting from catastrophic events through electric rate increases, there can be no assurance that relief from frozen base rates would be permitted by the Maryland Public Service Commission.

         If retail bidding for standard offer service is implemented for BGE's electric customers prior to July 1, 2006, BGE may have exposure under its power supply contracts.

         Consistent with BGE's electric restructuring settlement, the Maryland Public Service Commission may institute a proceeding on or before July 1, 2003 to consider whether to implement retail bidding for standard offer service for BGE's customers on or after July 1, 2004. If retail bidding is instituted, other retail suppliers would be assigned to provide standard offer service to all, or a portion, of BGE's electric customers through June 30, 2006, the end of the rate freeze period. If the Maryland Public Service Commission does decide to institute retail bidding, BGE would still be obligated to purchase the electricity it has contracted for under its supply contracts, even though all or a portion of its customers would be obtaining their electricity from others. Depending upon market conditions prevailing at that time, BGE might be unable to resell any excess electricity at prices equal to or higher than what BGE has paid for it.

Risks Related to the Offering

         Some holders of exchange notes may be subject to various transfer restrictions.

         You may generally sell exchange notes without complying with the registration requirements of the Securities Act, unless you are:

- an "affiliate" of BGE within the meaning of Rule 405 under the Securities Act;

- a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities; or

- a broker-dealer that acquired outstanding notes directly from BGE for resale pursuant to Rule 144A or another available exemption under the Securities Act.

         "Affiliates" of BGE may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. The broker-dealers described above must deliver a prospectus in connection with any resale of exchange notes. See "The Exchange Offer" and "Plan of Distribution."

         There is no established trading market for the exchange notes, which could make it more difficult for you to sell exchange notes and could adversely affect the price of your exchange notes.


         The outstanding notes and exchange notes constitute a new issue of securities for which no established trading market exists. If the exchange notes are traded after their initial issuance, the liquidity of the trading market in the exchange notes, and the market price quoted for these exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in BGE's financial performance or prospects or in the prospects for companies in the electric and gas utility industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.


         BGE has been informed by the initial purchasers of the outstanding notes that they intend to make a market in the exchange notes. However, the initial purchasers have no obligations to do so, and may discontinue any market-making activities at any time without notice. BGE does not intend to list the exchange notes on any national securities exchange or automated quotation system. BGE cannot assure you of the development of any market or liquidity of any market that may develop for the exchange notes following the exchange offer.

         Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer. BGE has not registered nor does it intend to register the outstanding notes under the Securities Act. Outstanding notes that remain after consummation of the exchange offer will therefore remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, BGE has not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes. BGE cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

         In order to receive exchange notes, you must follow the exchange offer procedures. You are responsible for complying with all exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, prior to the expiration date, you deliver the following to the exchange agent:

- certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at the Depository Trust Company; a properly completed and duly executed letter of transmittal (or a facsimile thereof), or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through the Depository Trust Company's Automated Tender Offer Program for a book-entry transfer, together with any required signature guarantees; and

-         any other documents required by the letter of transmittal.

         You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither BGE nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange. See "The Exchange Offer."


                                 USE OF PROCEEDS

         The exchange offer is intended to satisfy the obligations of BGE under the Registration Rights Agreement. BGE will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, BGE will receive, in exchange, an equal number of outstanding notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except as otherwise described in the section entitled "The Exchange Offer--Terms of the Exchange Offer." The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data as of and for each of the five years ended December 31, 2000 are derived from our audited Consolidated Financial Statements and the related notes, which have been audited by PricewaterhouseCoopers LLP, independent public accountants. Selected consolidated financial data as of and for the nine months ended September 30, 2001 are unaudited. You should read this information along with the materials incorporated by reference in this prospectus.

                                      As of December 31,
          -------------------------   ------------------------------------------
                       Sept. 30,
                            2001       2000     1999     1998     1997     1996
          -------------------------   ------------------------------------------


          (Dollar amounts in millions, except per share amounts)
Summary of Operations
  Total Revenues           $2,158.4 $2,746.8 $3,092.2 $3,386.4 $3,307.6 $3,153.2
  Total Expenses            1,862.0  2,336.7  2,387.9  2,647.9  2,584.0  2,483.7
-------------------------------------s------------------------------------------
  Income From Operations      296.4  410.1      704.3    738.5    723.6    669.5
  Other Income (Expense)        1.7    9.8        8.4      5.7    (52.8)     6.1
--------------------------------------------------------------------------------
  Income Before Fixed Charges 298.1  419.9       712.7    744.2   670.8    675.6
  and Income Taxes
  Fixed Charges               119.2  184.0       205.9    238.8   230.0    198.5
--------------------------------------------------------------------------------
  Income Before Income Taxes  178.9  235.9       506.8    505.4   440.8    477.1
  Income Taxes                 70.2   92.4       178.4    177.7   158.0    166.3
--------------------------------------------------------------------------------
  Income Before               108.7  143.5       328.4    327.7    282.8   310.8
  Extraordinary Items
  Extraordinary Loss,
  Net of Income Taxes          --       --       (66.3)    --        --       --
--------------------------------------------------------------------------------
  Net Income                  108.7  143.5       262.1    327.7    282.8   310.8
  Preference Stock Dividends    9.9   13.2        13.5     21.8     28.7    38.5
--------------------------------------------------------------------------------
  Earnings Applicable to      $98.8 $130.3      $248.6   $305.9   $254.1  $272.3
  Common Stock
--------------------------------------------------------------------------------

                                       As of December 31
                    --------------  -------------------------------------------
                    Sept. 30, 2001    2000     1999    1998     1997      1996
                    --------------  -------------------------------------------
                    (Dollar amounts in millions, except per share amounts)

Summary of Financial Condition
Total Assets        $4,618.3        $4,654.2 $7,272.6 $9,434.1 $8,900.0 $8,678.2
--------------------------------------------------------------------------------

Capitalization
Long-term debt      $1,669.9        $1,864.4 $2,206.0 $3,128.1 $2,988.9 $2,758.8
Redeemable             --              ---     ---      ---        90.0    134.5
preference stock
Preference stock not
subject to mandatory
redemption             190.0          190.0     190.0    190.0    210.0    210.0
Common shareholders'   897.1          802.3   2,355.4  2,981.5  2,870.4  2,854.7
equity
--------------------------------------------------------------------------------
Total Capitalization$2,757.0       $2,856.7  $4,751.4 $6,299.6 $6,159.3 $5,958.0
--------------------------------------------------------------------------------

Certain prior-year amounts have been reclassified to conform with the current year's presentation.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

                             On December 11, 2001 we sold the outstanding notes.
                    The initial purchasers to whom we issued the outstanding notes have advised us that they subsequently resold the outstanding notes to "qualified institutional buyers" in reliance on Rule 144A of the Securities Act. In connection with the sale of the outstanding notes, BGE entered into a Registration Rights Agreement with the initial purchasers of the outstanding notes. Pursuant to the Registration Rights Agreement, BGE agreed to file and to use commercially reasonable efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The exchange offer is being made to satisfy the contractual obligations of BGE under the Registration Rights Agreement.

                             By  tendering  outstanding  notes in  exchange  for
                    exchange notes, each holder represents to BGE that:

                             (1) the  holder  of the  outstanding  notes  is not
                    an "affiliate," as such term is defined under the Securities Act, of BGE;

                             (2) the exchange notes  acquired  pursuant to the
                    exchange offer are being obtained in the ordinary course of business of the holder;

                             (3) the  holder is not  engaging  in or  intends to
                    engage in a "distribution," as such term is defined under the Securities Act, of such exchange notes;

                             (4) the holder has no arrangement or
                    understanding with any person to participate in a distribution of such exchange notes;

                             (5) the holder  acknowledges  and  agrees  that any
                    person who is a broker-dealer registered under the Exchange Act and receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer, by tendering outstanding notes and executing the letter of transmittal, will represent and agree that such outstanding notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act);

                             (6) the holder  acknowledges  and  agrees  that any
                    person who is participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the Staff of the SEC set forth in certain no-action letters;

                             (7) the holder  understands that a secondary resale
                    transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for outstanding notes or interests therein originally acquired by such holder directly from BGE should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K or the SEC;

                             (8) the  holder  has full  power and  authority  to
                    tender, exchange, sell, assign and transfer the outstanding notes tendered hereby and that, when the same are accepted for exchange, BGE will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and

                             (9) the  outstanding  notes  tendered  hereby are
                    not subject to any adverse claims or proxies.

                             The  exchange  offer is not being made to, nor will
                    BGE accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities or blue sky laws of that jurisdiction.

                             Unless the  context  requires  otherwise,  the term
                    "holder" with respect to the exchange offer means any person in whose name the outstanding notes are registered on the books of The Bank of New York, the Trustee, or any other person who has obtained a properly completed bond power from the registered holder, or any participant in the Depository Trust Company ("DTC") whose name appears on a security position listing as a holder of outstanding notes (which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form).

                             BGE may be  required  to file  with the SEC a shelf
                    registration statement for a continuous offer in connection with the outstanding notes or exchange notes. Pursuant to the Registration Rights Agreement, BGE will be required to file a shelf registration statement if (1) BGE is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or (2) the exchange offer is not consummated within 210 days after the original issuance of the outstanding notes or (3) the holder of outstanding notes that is a qualified institutional buyer or a broker-dealer as described in clause (c) notifies BGE prior to the 20th business day following commencement of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns outstanding notes acquired directly from BGE or an affiliate of BGE. If we are obligated to file a shelf registration statement, we will use our commercially reasonable efforts to keep the shelf registration statement effective for up to two years.

Terms of the Exchange Offer

         BGE hereby offers, upon the terms and subject to the conditions shown in this prospectus and in the accompanying letter of transmittal, to exchange in denominations of $1,000 and integral multiples thereof principal amount of exchange notes for denominations of $1,000 and integral multiples thereof principal amount of outstanding notes properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in denominations of $1,000 and integral multiples thereof.

         The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to some of the rights of holders of the outstanding notes under the Registration Rights Agreement. The exchange notes evidence the same indebtedness as the outstanding notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.

         The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange. BGE reserves the right in its sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date in the exchange offer or, as shown under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $300 million principal amount of outstanding notes are outstanding.

         Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer. See "Risk Factors--Risks Related to the Offering".

         If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events shown herein or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

         Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer. BGE will pay all charges and expenses, other than specified applicable taxes. See "--Fees and Expenses"

BGE MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

         The "expiration date" for the exchange offer is 5:00 p.m., New York City time, on ____________, 2002 unless the exchange offer is extended by BGE. If BGE does extend the exchange offer, the "expiration date" will be the latest date and time to which the exchange offer is extended. In any event, the exchange offer will be open for at least 30 days.

         BGE expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (1) to delay or terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) if BGE determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied with respect to the exchange offer, (2) to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under "--Withdrawal Rights" and (3) to waive any condition or otherwise amend the terms of the exchange offer in any respect. If the exchange offer is amended in a manner determined by BGE to constitute a material change, or if BGE waives a material condition of the exchange offer, BGE will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and BGE will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act and the Registration Rights Agreement.

         Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be confirmed promptly in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which BGE may choose to make any public announcement, and subject to applicable laws, BGE shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

         Upon the terms and subject to the conditions of the exchange offer, BGE will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the expiration date.

         In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC, (2) a properly completed and duly executed letter of transmittal (or facsimile thereof), or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program for a book-entry transfer, with any required signature guarantees, and (3) any other documents required by the letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

         The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC.

         Subject to the terms and conditions of the exchange offer, BGE will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when BGE gives oral or written notice to the exchange agent (any such oral notice to be confirmed promptly in writing) of BGE's acceptance of such outstanding notes for exchange pursuant to the exchange offer. BGE's acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and BGE upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for BGE for the purpose of receiving tenders of outstanding notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any outstanding notes tendered pursuant to the exchange offer is delayed (whether before or after BGE's acceptance for exchange of outstanding notes), or BGE extends the exchange offer or is unable to accept for exchange or exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to BGE's rights set forth herein, the exchange agent may, nevertheless, on behalf of BGE and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Procedures for Tendering Outstanding Notes

Valid Tender

         Except as set forth below, in order for outstanding notes to be validly tendered pursuant to the exchange offer, either (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof), or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under "--Exchange Agent" prior to the expiration date and (b) tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date, or (2) the guaranteed delivery procedures set forth below must be complied with.

         If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the letter of transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

         If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by BGE, evidence satisfactory to BGE of such person's authority to so act also must be submitted.

         Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

         The method of delivery of outstanding notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or outstanding notes should be sent to BGE. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-Entry Transfer

         The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's book-entry transfer facility system should make a book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in

DTC must send
electronic instructions to DTC through DTC's system instead of sending a signed, hard-copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

         DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Signature Guarantees
         Certificates for outstanding notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (a) or (b) above, such certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (1) a bank, (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency or (5) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 2 to the letter of transmittal.

Guaranteed Delivery

         If a holder desires to tender outstanding notes pursuant to the exchange offer and the certificates for such outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

         (1) such tenders are made by or through an Eligible Institution;

         (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

         (3) the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof) or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

         All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding notes will be determined by BGE, in its sole discretion, which determination shall be final and binding on all parties. BGE reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders it determines not to be in proper form or the acceptance for exchange of which may, in the view of counsel to BGE, be unlawful. BGE also reserves the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

         BGE's interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of BGE, any affiliates of BGE, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

         Based on interpretations by the staff of the SEC, as set forth in certain no-action letters including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991) and Shearman & Sterling (available July 2, 1993), BGE believes that holders of outstanding notes who exchange their outstanding notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or directly from BGE for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that are acquired in the ordinary course of a holder's business, where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and such holder is not an "affiliate" of BGE. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes under the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Withdrawal Rights

         Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on __________________ , 2002, or such date and time to which the exchange offer is extended. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address or the facsimile number set forth under "--Exchange Agent" or by telegram or telex, prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must specify the name of the holder who tendered the outstanding notes to be withdrawn, include a statement that such holder is withdrawing his election to have such outstanding notes exchanged, the principal amount of outstanding notes to be withdrawn, and (if certificates for such outstanding notes have been tendered) the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered such outstanding notes. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of outstanding notes tendered for the account of an Eligible Institution. If outstanding notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under "-- Procedures for Tendering Outstanding Notes."

         All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by BGE, in its sole discretion, which determination shall be final and binding on all parties. Neither BGE, any affiliates of BGE, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on the Exchange Notes

         Interest on the exchange notes will be payable every six months on June 15 and December 15 of each year at a rate of 5.25% per annum, commencing June 15, 2002. The exchange notes will mature on December 15, 2006.

Conditions to the Exchange Offer

         Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, BGE will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes and, as described below, may at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted to exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied before the expiration date:

         a change in the current interpretation by the staff of the SEC which permits resale of exchange notes as described under "--Resales of Exchange Notes;"

         the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer which, in BGE's judgment, would reasonably be expected to impair the ability of BGE to proceed with the exchange offer;

         the adoption or enactment of any law, statute, rule or regulation which, in BGE's judgment, would reasonably be expected to impair the ability of BGE to proceed with the exchange offer;

         the issuance of a stop order by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings for that purpose; and

         any  change  or  development  involving  a  prospective  change  in the
         business  or  financial   affairs  of  BGE  which  BGE  believes  might
         materially impair its ability to proceed with the exchange offer.

         If BGE determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, BGE may, subject to applicable law, terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, BGE will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. In this case, BGE will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act and the Registration Rights Agreement.

United States Federal Income Tax Consequences

         The  following  discussion   summarizes  material  federal  income  tax
consequences of the exchange of the outstanding notes under existing federal income tax law. These consequences may change in the future, which change may be applied retroactively in a manner that could affect you adversely. This summary does not discuss all aspects of federal income taxation which may be relevant to you in light of your personal investment circumstances or if you receive special treatment under the federal income tax laws because you are a financial institution, insurance company, tax-exempt organization, broker-dealer, person holding outstanding notes or exchange notes as part of a "straddle," "hedge" or "conversion transaction" or foreign taxpayer. This summary does not discuss any aspects of other federal taxes or state, local or foreign tax law and assumes that you hold and will continue to hold your outstanding notes for investment as capital assets under the Internal Revenue Code of 1986. You are advised to consult your tax advisors as to the specific tax consequences of exchanging your outstanding notes, including the application and effect of federal, state, local and foreign income and other tax laws.

         An exchange of your outstanding notes for exchange notes should not be treated as an event in which gain or loss, if any, is realized for federal income tax purposes, because the terms of your exchange notes do not differ materially in kind or extent from the terms of your outstanding notes. As a result, you should not recognize any gain or loss for federal income tax purposes if you participate in the exchange offer, and the exchange notes received in the exchange offer should be treated as a continuation of your outstanding notes surrendered in the exchange offer. You should have the same basis and holding period in your exchange notes as you had in your outstanding notes.

Exchange Agent

         The Bank of New York has been appointed as the exchange agent. Delivery of the letters of transmittal and any other required documents and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail:
The Bank of New York
Attn:  Santino Ginocchietti
15 Broad Street, 16th Floor
New York, NY  10007

By Overnight Courier
The Bank of New York
Reorganization Department
Attn:  Santino Ginocchietti
15 Broad Street, 16th Floor
New York, NY  10007

By Hand Delivery in New York:
The Bank of New York

Reorganization Department
Attn:  Santino Ginocchietti
15 Broad Street, 16th Floor
New York, NY  10007

By Facsimile (for Eligible Institutions only):
The Bank of New York
Reorganization Department
Attn:  Santino Ginocchietti
(212) 235-2261
Confirm by telephone: (212) 235-2363

         DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

         The expenses of soliciting tenders will be borne by BGE. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of BGE.

         BGE has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. BGE has agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.


                        DESCRIPTION OF THE EXCHANGE NOTES

         BGE issued the outstanding notes under the Indenture among itself and The Bank of New York, as Trustee. The terms of the exchange notes are identical in all material respects to the outstanding notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of outstanding notes under the Registration Rights Agreement. The terms of the outstanding notes included and the terms of the exchange notes will be those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The exchange notes are subject to all such terms, and holders of the exchange notes should refer to the Indenture and the Trust Indenture Act for a complete statement of applicable terms.

         The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the exchange notes. Copies of the forms of Indenture and Registration Rights

Agreement are filed as exhibits to the registration statement of which this prospectus forms a part and are available from BGE upon request.

Ranking

         These exchange notes are unsecured general obligations of BGE and rank equally in right of payment with other unsecured and unsubordinated indebtedness of BGE. The exchange notes are subordinated to our First Refunding Mortgage Bonds, which are secured by a mortgage lien on all our assets. The Indenture permits BGE to issue an unlimited amount of notes from time to time. As of the date of this prospectus, there are approximately $1.1 billion in principal amount of unsecured notes outstanding under the Indenture, and $1.0 billion of secured debt outstanding.

Principal, Maturity and Interest

         BGE will issue the exchange notes under the Indenture in a maximum aggregate principal amount of $300 million. BGE will issue the exchange notes in denominations of $1,000 and integral multiples thereof. The exchange notes will mature on December 15, 2006. Interest on these exchange notes will accrue at the rate of 5.25% per year and will be payable semi-annually in arrears on June 15 and December 15, beginning on June 15, 2002. BGE will make each interest payment to the holders of record of these exchange notes on the immediately preceding November 30 and May 31.

         Interest on these exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid on the outstanding notes or exchange notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest will not be paid on the date of exchange. The next interest payment will be paid as stated in the previous paragraph.

Optional Redemption

         We have the option to redeem all or any part of the Notes at any time prior to their maturity date. We will give notice of any redemption at least 30 days, but not more than 60 days, before a redemption date. We will pay a redemption price equal to the sum of:

         1) 100% of the principal amount of Notes being redeemed, plus

         2) all accrued and unpaid interest on those Notes, plus

         3) any "make-whole premium."

         We will appoint an independent investment banking institution of national standing to calculate the make-whole premium. Lehman Brothers Inc. will make that calculation if: 1) we do not appoint someone else at least 30 days before the redemption date or 2) the institution we appoint is unwilling or unable to make the calculation. If Lehman Brothers Inc. is unwilling or unable to make the calculation, then The Bank of New York, who is the Trustee, will appoint an independent investment banking institution of national standing to make the calculation.

         The amount of the make-whole premium, if any, will be equal to the excess of:

         1) the sum of the present values, calculated as of the redemption date, of:

                  a) each interest payment on each interest payment date after the redemption date that would have been paid on the Notes. (this does not include any accrued interest paid at the redemption date); and

                  b) the principal amount that would have been payable at the final maturity of the Notes being redeemed; over

         2) the principal amount of the Notes being redeemed.

         An independent investment banker will calculate the present values of interest and principal payments in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been paid to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at a discount rate that is equal to the Treasury Yield (as defined below) plus 25 basis points.

         The Treasury Yield in the calculation will be an annual interest rate that is equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity corresponding to the remaining term to maturity of the Notes that will be redeemed. This interest rate will be calculated to the nearest 1/12th of a year. The independent investment banker will determine the Treasury Yield on the third business day before the redemption date.

         The independent investment banker will determine the weekly average yields of United States Treasury Notes from the most recent statistical release published by the Federal Reserve Bank of New York entitled "H.15(519) Selected Interest Rates" or any successor publication. If the H.15 Statistical Release gives a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the Notes, then the Treasury Yield will equal that weekly average yield. In all other cases, the independent investment banker will calculate the Treasury Yield by interpolating, on a straight-line basis, the weekly average yields from the H.15 Statistical Release on the United States Treasury Notes having a constant maturity closest to but greater than the remaining term of the Notes and the United States Treasury Notes having a constant maturity closest to and less than the remaining term. The independent investment banker will round any weekly average yields calculated by interpolation to the nearest 1/100th of 1%, and will round the percentage up for any figure of 1/200th of 1% or above.

         If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release, or anywhere else, the independent investment banker will select comparable rates and calculate the Treasury Yield using these rates.

         The redemption will not be made unless the redemption moneys are received by the trustee by the redemption date. The failure to redeem will not be an event of default.

         Except as described above, the Notes will not be redeemable at BGE's option prior to December 15, 2006.

Payment and Paying Agent

         In the event that any payment date is not a Business Day, payment will be made on the next Business Day, except that if such Business Day is in the succeeding calendar month, payment will be made on the preceding Business Day.

         Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or Baltimore, Maryland are authorized or obligated by law or executive order to close.

         The record date for any Notes will be 15 calendar days before each interest payment date.

         Interest on each Note on each interest payment date will be paid to the person in whose name such Note is registered as of the close of business on the record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom principal is paid. If there has been a default in the payment of interest on any Note, the defaulted interest may be payable to the holder of that Note as of the close of business on a date not less than five days prior to the date proposed by BGE for payment of such defaulted interest or in any other manner permitted by any securities exchange or automated quotation system on which the Note may be listed, if the Indenture Trustee finds it workable.

         The principal of and interest on the Notes at maturity will be payable upon presentation of the Notes at the corporate trust office of The Bank of New York, in the City of New York, as paying agent for BGE. BGE may change the place of payment on the Notes, may appoint one or more additional paying agents (including BGE) and may remove any paying agent, all at its discretion.

Transfer and Exchange

         A holder may transfer or exchange the Notes in accordance with the Indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and BGE may require a holder to pay any taxes or other governmental charges in connection with such transfer or exchange.

         The registered holder of a Note will be treated as the owner of it for all purposes.

Events of Default and Remedies

         "Event of Default" means any of the following:

         o failure to pay the principal of (or premium, if any, on) any note of a series when due and payable;

         o  failure to pay for 30 days any interest on any note of any series;

         o failure to perform any other requirements in the notes, or in the Indenture in regard to such notes, for 60 days after notice; or

         o  certain events of insolvency.

         An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 25% of the principal amount of the notes of the series affected by an Event of Default may require us to repay the entire principal of the notes of such series immediately. Subject to certain conditions, this requirement may be rescinded by the holders of at least a majority in aggregate principal amount of the notes of the series then outstanding.

         The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such notes of any default (except in the payment of principal or interest), if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the Indenture.

         Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

                  o we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the Notes and the performance and observance of all the covenants and conditions of the Indenture binding on us; and

                  o we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the Indenture.

Modification of Indenture

         Under the Indenture, without the consent of the holders of the Notes, we may make certain specified changes to the Indenture and the Notes. Other changes require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Concerning the Trustee

         The Trustee, The Bank of New York, provides general banking services, including those as a depository, for BGE.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

         No director, officer, employee, incorporator or stockholder of BGE shall have any liability for any obligations of BGE under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

         The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of Maryland.

Book Entry, Delivery and Form

         The certificates representing the outstanding and exchange notes have been and will be issued in fully registered form, without coupons. Except for certificated Notes issued to institutional accredited investors, the Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its custodian credits, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in a global
certificate   will  be   limited  to  persons   who  have
accounts   with  DTC
("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a global certificate directly through DTC if they are participants in such system or indirectly through organizations which are participants in such system.

         Investors that purchased outstanding notes pursuant to Regulation S may hold their interests directly through Clearstream Banking, societe anonyme ("Clearstream Luxembourg") or the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the date of initial issuance of the outstanding notes but not earlier, investors may also hold such interests through organizations other than Clearstream Luxembourg or Euroclear that are participants in the DTC system. Clearstream Luxembourg and Euroclear will hold interests in the global certificate representing outstanding notes purchased pursuant to Regulation S on behalf of their participants through DTC.

         So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global certificate for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Notes, the Indenture and, if applicable, those of Euroclear and Clearstream Luxembourg.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither BGE, the Trustee nor any paying agent will have any responsibility  or  liability  for any  aspect  of the  records  relating  to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. BGE also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Notes to persons in jurisdictions which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in a Global Certificate in accordance with the procedures under DTC's applicable procedures, the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Luxembourg.

         DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for such exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange a global certificate for certificated notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the

Securities
Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Although DTC, Euroclear and Clearstream Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither BGE nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by BGE within 90 days, BGE will issue certificated notes in exchange for a global certificate.

         Settlement for the Notes were made by the initial purchasers in immediately available funds. All payments of principal and interest will be made by BGE in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Notes that are not certificated Notes will trade in DTC's Same Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

         The information under this sub-caption "Book-Entry, Delivery and Form" concerning DTC and DTC's book-entry system has been obtained from sources that BGE believes to be reliable, but BGE does not take any responsibility for the accuracy thereof.

Certificated Notes--Registration and Transfer

         If we issue certificated notes, they will be registered in the name of the holder of the Notes. The notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge), by contacting the paying agent.

Exchange Offer and Registration Rights

         We entered into a Registration Rights Agreement with the initial purchasers for the benefit of the holders of the outstanding notes in which we agreed for the benefit of the holders of the outstanding notes that we will use commercially reasonable efforts (i) to file with the SEC within 90 calendar days after the issuance of the outstanding notes, a registration statement with respect to exchange notes identical in all material respects to the outstanding notes (except that the exchange notes will not contain transfer restrictions and will not provide for any increase in the interest rate or interest premium under the circumstances described below) and (ii) to cause the registration statement to be declared effective under the Securities Act within 180 calendar days after the issuance of the outstanding notes. Promptly after the registration statement has been declared effective, we will offer to holders of the outstanding notes the opportunity to exchange all their outstanding notes for exchange notes. We will keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date the registration statement is declared effective. For each outstanding note validly tendered to us pursuant to the exchange offer, the holder of that outstanding note will receive an exchange note having a principal amount equal to the principal amount of the tendered outstanding note. Interest on each exchange note will accrue from the last interest payment date to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on the outstanding note, from the issuance of the outstanding notes.

         Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of an outstanding note who is an affiliate of ours who acquired the outstanding note, or is acquiring the exchange note to be received, other than in the ordinary course of its business, or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act (i) will not be able to rely on the interpretations of the staff of the SEC set forth in these no-action letters,
(ii) will not be entitled to tender its outstanding notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

         Each holder of outstanding notes (other than certain specified holders) who wishes to exchange the outstanding notes for exchange notes in the exchange offer will be required to represent that (i) it is not an affiliate of ours,
(ii) the outstanding notes to be exchanged for exchange notes in the exchange offer were acquired in the ordinary course of its business, (iii) it is not a broker-dealer tendering outstanding notes acquired directly from us, and (iv) at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes. In addition, in connection with any resale of exchange notes, any broker-dealer who acquired the exchange notes for its own account as a result of market-making or other trading activities (a "participating broker-dealer") must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for a period of 210 calendar days from the date the exchange offer registration statement is declared effective.

         If: (i) because of any change in law or in currently prevailing interpretations of the staff, we are not permitted to effect the exchange offer,
(ii) the exchange offer is not consummated within 210 calendar days of the issuance of the outstanding notes, or (iii) any holder of an outstanding note that is a qualified institutional buyer notifies us prior to the 20th day following the commencement of the exchange offer that (i) such holder was prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) that such holder may not resell the exchange notes to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resale by such holder or (iii) that it is a participating broker-dealer and holds Notes acquired directly from us or one of our affiliates, then in each case, we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense (a) as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resale of those Notes
(b) use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act (but in no event more than 120 days after so required or requested pursuant to the Registration Rights Agreement) and (c) use commercially reasonable efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the outstanding notes or such time as all of the applicable Notes have been sold under the shelf registration statement. We will, if a shelf registration is declared effective, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Notes has become effective and take any other actions as are required to permit unrestricted resales of the Notes. A holder that sells Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver that prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver that information to us.

         If we fail to comply with certain provisions of the Registration Rights Agreement, as described below, then a special interest premium will become payable in respect of the Notes.

         If: (i) the exchange offer registration statement is not filed with the SEC on or before the 90th calendar day after the issuance of the outstanding notes, (ii) the exchange offer registration statement is not declared effective on or before the 180th calendar day after the issuance of the outstanding notes,
(iii) the exchange offer is not consummated on or before the 210th calendar day after the issuance of the outstanding notes, (iv) a shelf registration statement is required to be filed and is not filed within 90 days after being so required or (v) a shelf registration statement is required to be filed and is not declared effective on or prior to the 120th day after being so required, the special interest premium will accrue in respect of the Notes from and including the next calendar day following each of (a) such 90-day period in the case of clause (i) above, (b) such 180-day period in the case of clause (ii) above, (c) such 210-day period in the case of clause (iii) above, (d) such 90-day period in the case of clause (iv) above or (e) such 120-day period in the case of clause
(v) above in each case at a rate equal to 0.25% per year. The aggregate amount of the special interest premium in respect of the Notes payable pursuant to the above provisions will in no event exceed 1.0% per year and provided, further, that if a shelf registration statement is required and we request holders of the Notes to provide the information called for by the Registration Rights Agreement for inclusion in the shelf registration statement, the Notes owned by holders who do not deliver such information to us when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate. Upon (1) the filing of an exchange offer registration statement after the 90-day period described in clause (i) above, (2) the effectiveness of the exchange offer registration statement after the 180-day period described in clause (ii) above or (3) the consummation of the exchange offer, after the 210-day period described in clause (iii) above, (4) the filing of the shelf registration statement after the 90-day period described in clause (iv) above or
(5) the effectiveness of the shelf registration statement after the 120-day period described in clause (v) above, the interest rate on the Notes from and including the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus.

         If a shelf registration statement is declared effective pursuant to the foregoing paragraphs, and if such shelf registration statement ceases to be continuously effective or the prospectus contained in such shelf registration statement ceases to be usable for resales (x) at any time prior to the earlier of two years (or if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the outstanding notes or such time as all of the applicable Notes have been sold under the shelf registration statement or (y) due to corporate developments, public filings with the SEC or similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive and whether or not arising out of a single or multiple circumstances) in any twelve-month period (the day, with respect to (x), or the 61st day, with respect to (y), being referred to as the "default day"), then from the default day until the earlier of (i) the date that the shelf registration statement and the prospectus are again deemed effective and usable for resales, respectively, (ii) the date that is the second anniversary of the issuance of the outstanding notes (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the Notes are sold pursuant to the shelf registration statement, the special interest premium in respect of the Notes will accrue at a rate equal to 0.25% per year. The aggregate amount of the special interest premium in respect of the Notes payable pursuant to all of the above provisions will in no event exceed 1.0% per year.

         The interest premium shall be the sole remedy and extent of damages payable to or recoverable by the holders of the Notes as a result of our failure to satisfy any of our obligations regarding the exchange offer or under the Registration Rights Agreement.

         If the interest premium must be paid, it will be paid to you on the same dates and terms as other interest payments on the Notes.

         If we fail to keep the shelf registration statement continuously effective or useable for resales pursuant to the preceding paragraph, we will give the holders notice to suspend the sale of the Notes and will extend the relevant period referred to above during which we are required to keep effective the shelf registration statement (or the period during which participating broker-dealers are entitled to use the prospectus included in an exchange offer registration statement in connection with the resale of the exchange notes) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders will have received copies of the supplemented or amended prospectus necessary to permit resales of the Notes or to and including the date on which we have given notice that the sale of the Notes may be resumed, as the case may be.

         Each outstanding note will contain a legend to the effect that the holder of the outstanding note, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement.

         The Registration Rights Agreement will be governed by, and construed in accordance with the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to us. In addition, the information set forth above concerning certain interpretations and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to these matters.


                              PLAN OF DISTRIBUTION

         Based on an interpretation by the staff of the SEC in "no-action" letters issued to third parties in similar transactions, we believe that exchange notes issued to you in the exchange offer in exchange for your outstanding notes may be offered for resale, resold and otherwise transferred by you, unless you are an "affiliate" of BGE or any of our subsidiaries, within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this applies only if your exchange notes are acquired in the ordinary course of your business and you have no arrangement with any person to participate in the distribution of your exchange notes. We refer you to the "Exxon Capital Holdings Corporation" SEC No-Action Letter available May 13, 1988, the "Morgan Stanley & Co. Incorporated" SEC No-Action Letter available June 5, 1991, the "Shearman & Sterling" SEC No-Action Letter available July 2, 1993 and the "Brown & Wood LLP" SEC No-Action Letter available February 7, 1997 for support of our belief.

         A broker-dealer that is the holder of outstanding notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than outstanding notes acquired directly from us or any affiliate of ours) may exchange such outstanding notes for exchange notes pursuant to the exchange offer; provided that each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of not to exceed 210 days after the effective date of the registration statement (or such shorter period during which broker-dealers are required by law to deliver this prospectus), we will use commercially reasonable efforts to make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of not to exceed 210 days after the effective date of the registration statement (or such shorter period during which broker-dealers are required by law to deliver this prospectus), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the exchange notes is being passed upon by Sally Samuel, Esq., counsel to BGE.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================



                                [COMPANY LOGO]



                                Offer to Exchange

                                  $300,000,000

                                 All Outstanding
                        5.25% Notes due December 15, 2006

                                       for

                   Registered 5.25%Notes due December 15, 2006
                        ----------------------------

                             PROSPECTUS
                       ----------------------------
                             [Date to be filled in]


================================================================================

                  All dealers that effect transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus.

            Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

         By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise.

         Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

         Article V of the Company's Charter reads as follows:

                  "A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. It is the intent of this Article that the liability of directors and officers shall be limited to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification."

         Article IV of the Company's By-Laws reads as follows:

                  "Each person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

         The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.

         Also, see indemnification provisions in the Purchase Agreement and Registration Rights Agreement included in Exhibits 4(a) and 4(b) to this registration statement.

Item 21. Exhibits

         See Exhibit Index at page II-5 of this registration statement.


Item 22. Undertakings

         (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement when it becomes effective; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted b such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

         (g) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information rquired to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of Securities Act of 1933, BGE has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland, on this 11th day of February, 2002.

                                      Baltimore Gas and Electric Company

                                   By: /s/ E. Follin Smith
                                       --------------------
                                       E. Follin Smith
                                       Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                 Title               Date

Principal executive officer and director:
*Frank O. Heintz                          President, CEO      February 11, 2002
                                          and Director

Principal financial and accounting officer:
/s/ E. Follin Smith                       Chief Financial     February 11, 2002
                                          Officer
Directors:
* Thomas F. Brady
*David A. Brune                                               February 11, 2002
*Christian H. Poindexter
*Mayo A. Shattuck, III


By:               /s/ E. Follin Smith
     -------------------------------------------
             E. Follin Smith, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit Number

3(a)* Charter of Baltimore Gas and Electric Company, restated as of August 16, 1996 (Designated as Exhibit No. 3 in Form
             10-Q dated November 14, 1996, File No. 1-1910).

3(b)* By-Laws of Baltimore Gas and Electric Company, as amended to October 16, 1998 (Designated as Exhibit No. 3 in Form
             10-Q dated November 13, 1998, File No. 1-1910).

4(a)** Purchase Agreement dated December 4, 2001 by and between Baltimore Gas and Electric Company and Lehman Brothers, Inc., on behalf of itself and as representative of Banc of America Securities LLC, BNY Capital Markets, Inc., Salomon Smith Barney, Inc., Scotia Capital (USA), Inc. and SunTrust Capital Markets, Inc.

4(b)** Registration Rights Agreement dated December 11, 2001 by and between Baltimore Gas and Electric Company and Lehman Brothers, Inc., on behalf of itself and as representative of Banc of America Securities LLC, BNY Capital Markets, Inc., Salomon Smith Barney, Inc., Scotia Capital (USA),
             Inc. and SunTrust Capital Markets, Inc.

4(c)*        Indenture  dated  as of  July 1,  1985  between  Baltimore  Gas and
             Electric Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), Trustee (Designated as
             Exhibit 4(a) in File 2-98443 Registration Statement).

4(d)* Supplemental Indenture dated as of October 1, 1987 between Baltimore Gas and Electric Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), Trustee (Designated as Exhibit 4(a) in Form 8-K dated November 13, 1987, File No. 1-1910).

4(e)*        Supplemental  Indenture  dated  as  of  January  26,  1993  between
             Baltimore Gas and Electric Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), Trustee (Designated as Exhibit 4(b) in Form 8-K dated January 29, 1993, File No. 1-1910).

4(f)**       Form of 5.25% Note, due December 15, 2006.

4(g)**       Form of Registered 5.25% Note, due December 15, 2006.

4(h)* Supplemental Indenture between Baltimore Gas and Electric Company and Bankers Trust Company, as Trustee, dated as of June 20, 1995, supplementing, amending and restating Deed of Trust dated February 1, 1919. (Designated as Exhibit No.
             4 in Form 10-Q dated August 11, 1995, File No. 1-1910.); and the following Supplemental Indentures between BGE and Bankers Trust Company, Trustee:

                                   Designated In
                                                                        Exhibit
Dated                File No.                                            Number
-----                --------                                            ------
*July 15, 1977       2-59772                                              2-3
(3 Indentures)
*August 15, 1991    33-45259    (Form S-3 Registration)                  4(a)(i)
*January 15, 1992   33-45259    (Form S-3 Registration)                 4(a)(ii)
*July 1, 1992        1-1910     (Form 8-K Report for January 29, 1993)    4(a)
*February 15,1993    1-1910     (Form 10-K Annual Report for 1992)      4(a)(i)
*March 1, 1993       1-1910     (Form 10-K Annual Report for 1992)      4(a)(ii)
*March 15, 1993      1-1910     (Form 10-K Annual Report for 1992)     4(a)(iii)
*April 15, 1993      1-1910     (Form 10-Q dated May 13, 1993)             4
*July 1, 1993        1-1910     (Form 10-Q dated August 13, 1993)         4(a)
*October 15, 1993    1-1910     (Form 10-Q dated November 12, 1993)        4
*June 15, 1996       1-1910     (Form 10-Q dated August 13, 1996)          4

4(i)* Form of Subordinated Indenture between Baltimore Gas and Electric Company and The Bank of New York, as Trustee in connection with the issuance of the Junior Subordinated Debentures. (Designated as Exhibit 4(d) in Form S-3 dated May 28, 1998, File No. 333-53767.

4(j)*        Form  of  Supplemental  Indenture  between  the  Baltimore  Gas and
             Electric Company and The Bank of New York, as Trustee, in connection with the issuance of the Junior Subordinated Debentures. (Designated as Exhibit 4(e) in Form S-3 dated May 28, 1998, File No. 333-53767).

4(k)* Form of Preferred Securities Guarantee (Designated as Exhibit 4(f) in Form S-3 dated May 28, 1998, File No. 333-53767).

4(l)* Form of Junior Subordinated Debenture (Designated as Exhibit 4(h) in Form S-3 dated May 28, 1998, File No. 333-53767).

4(m)* Form of Amended and Restated Declaration of Trust (including Form of Preferred Security) (Designated as Exhibit 4(c)in Form S-3 dated May 28, 1998, File No. 333-53767).

4(n)* Specimen Note for $173,000,000 6.75% Remarketable or Redeemable Securities (ROARSSM) due 2012 (Designated as Exhibit 4(f) in Form 8-K dated December 20, 2000, File No. 1-1910).

5**          Opinion of Baltimore Gas and Electric Company's Counsel.

10(a)* Baltimore Gas and Electric Company Retirement Plan for Non-Employee Directors, as amended and restated. (Designated as Exhibit No. 10(m) in Form 10-Q dated May 14, 1999, File Nos. 1-12869 and 1-19101.)

10(b)* Form of Severance Agreements between Baltimore Gas and Electric Company and seven key employees. (Designated as Exhibit No. 10(j) in Form 10-Q dated May 14, 1999, File Nos. 1-12869 and 1-19101).

10(c)* Full Requirements Service Agreement between Constellation Power Source, Inc. and Baltimore Gas and Electric Company.
             (Designated as Exhibit No. 10(a) in Form 10-Q dated
             August 14, 2000, File Nos. 1-12869 and 1-1910).

10(d)* Full Requirements Service Agreement between Baltimore Gas and Electric Company and Constellation Power Source, Inc.
             (portions of this exhibit have been omitted pursuant to a request for confidential treatment). (Designated as Exhibit
             10(a) in Form 10-Q filed November 14, 2001, File No. 1-12869 and 1-1910).

10(e)* Full Requirements Service Agreement between Baltimore Gas and Electric Company and Allegheny Energy Supply Company,
             L.L.C. (portions of this exhibit have been omitted pursuant to a request for confidential treatment). (Designated as
             Exhibit 10(b) in Form 10-Q filed November 14, 2001, File No. 1-12869 and 1-1910).

12* Statement re Computation of Ratio of Earnings to Fixed Charges (Designated as Exhibit 12(b) in Form 10-Q for the quarterly period ended September 30, 2001, filed November 14, 2001, File No. 1-1910).

13* Baltimore Gas and Electric Company's Annual Report on Form 10-K for year ended December 31, 2000 and BGE's Quarterly
             Report on Form 10-Q for quarter ended March 31, 2001, June 30, 2001 and September 30, 2001.

21**         Subsidiaries of Baltimore Gas and Electric Company

23(a)** Consent of Baltimore Gas and Electric Company's Counsel (included in Exhibit 5).

23(b)**      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24**         Power of Attorney.

25** Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New York, Trustee.


------------------------------
* Incorporated by reference.
**Filed herewith